Filed Pursuant to Rule 433

Registration No. 333-223208

April 26, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Stock-Linked Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of The Procter & Gamble Company, Wal-Mart Stores, Inc., and Exxon Mobil Corporation

►	Semi-annual contingent coupon payments at a rate of at least 3.75% (equivalent to at least 7.50% per annum) (to be determined on the Pricing Date), payable if the closing price of each Underlying on the applicable Coupon Observation Date is greater than or equal to 60.00% of its Initial Price

►	Callable semi-annually at the principal amount plus the applicable contingent coupon on any Call Observation Date on or after April 30, 2019 if the closing price of each Underlying is at or above its Initial Price

►	If the Notes are not called and the Least Performing Underlying declines by more than 40.00%, you will receive shares of the Least Performing Underlying; in that case, there is full exposure to declines in the Least Performing Underlying and you will lose all or a portion of your principal amount.

►	Approximate 3 year term if not called prior to maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $940.00 and $955.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 3 year term if not called prior to maturity.
Reference Asset	The common stock of The Procter & Gamble Company (NYSE symbol: PG), Wal-Mart Stores, Inc. (NYSE symbol: WMT), and Exxon Mobil Corporation (NYSE symbol: XOM) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Initial Level on any Call Observation Date on or after April 30, 2019.(2)
In that case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date[2]
Contingent Coupon Rate	At least 3.75% per semi-annual period (equivalent to at least 7.50% per annum) (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on a Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on a Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	With respect to each Underlying, 60.00% of its Initial Price
Barrier Price	With respect to each Underlying, 60.00% of its Initial Price
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a payment on the Maturity Date, calculated as follows:

■ If the Reference Return of each Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of any Underlying is less than -40.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.
If the Notes are not automatically called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will lose up to 100% of the Principal Amount at maturity.

Physical Delivery Amount	A number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Price of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying.
Reference Return	With respect to each Underlying, Final Price – Initial Price Initial Price
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	April 26, 2018
Pricing Date	April 26, 2018
Original Issue Date	May 1, 2018
Final Valuation Date(3)	April 28, 2021
Maturity Date(3)	May 3, 2021
CUSIP/ISIN	40435M458 / US40435M4583

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Call Observation Dates, Call Payment Dates, Coupon Observation Dates and Coupon Payment Dates.

(3) Subject to postponement as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

The Notes

The Notes may be suitable for investors who believe that the price of the Underlyings will not decrease significantly over the term of the Notes. So long as the Official Closing Price of each Underlying on a Coupon Observation Date is greater than or equal to its Coupon Trigger, you will receive the semi-annual Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date beginning on April 30, 2019, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Price of each Underlying is greater than or equal to its Barrier Price, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not automatically called and the Final Price of any Underlying is less than its Barrier Price, you will lose 1% of your principal for every 1% decline in price of that Least Performing Underlying, to be paid out in shares of the Least Performing Underlying. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons, your return on the Notes will be negative.

FWP-2

Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called, whether the Official Closing Price of each Underlying on a Coupon Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price. If your Notes are not automatically called, you will lose some or all of your Principal Amount at maturity if the Final Price of the Least Performing Underlying is less than its Barrier Price. Even with any Contingent Coupons, your return on the Notes will be negative.

Information about the Underlyings

The Procter & Gamble Company manufactures and markets consumer products in countries throughout the world. The company provides products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments. The company's products are sold primarily through mass merchandisers, grocery stores, membership club stores, drug stores, and neighborhood stores.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company's discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company's markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally.

Exxon Mobil Corporation operates petroleum and petrochemicals businesses on a worldwide basis. The company's operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. The company also manufactures and markets fuels, lubricants, and chemicals.

The graphs above illustrate the performance of the Underlyings from January 1, 2008 through April 25, 2018. Past performance is not necessarily an indication of future results. For further information on the Underlyings please see “Information Relating to the Underlyings” beginning on page FWP-15. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

FWP-3

HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This free writing prospectus relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the common stock of The Procter & Gamble Company, Wal-Mart Stores, Inc., and Exxon Mobil Corporation. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The common stock of The Procter & Gamble Company (NYSE symbol: PG), Wal-Mart Stores, Inc. (NYSE symbol: WMT), and Exxon Mobil Corporation (NYSE symbol: XOM) (each an “Underlying” and together the “Underlyings”)
Trade Date:	April 26, 2018
Pricing Date:	April 26, 2018
Original Issue Date:	May 1, 2018
Final Valuation Date:	April 28, 2021, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be May 3, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	If the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date beginning on April 30, 2019, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Coupon Observation and	Coupon Observation Dates		Coupon Payment Dates
Payment Dates:	October 31, 2018		November 5, 2018
	April 30, 2019	*	May 3, 2019	**
	October 30, 2019	*	November 4, 2019	**
	April 29, 2020	*	May 4, 2020	**
	October 29, 2020	*	November 3, 2020	**
	April 28, 2021 (the Final Valuation Date)	*	May 3, 2021 (the Maturity Date)	**

*These Coupon Observation Dates are also Call Observation Dates
**These Coupon Payment Dates are also Call Payment Dates
Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Observation Dates:	The applicable Coupon Observation Dates on or after April 30, 2019, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after May 3, 2019 as indicated above.

FWP-4

Contingent Coupon:

If the Official Closing Price of each of the Underlyings is greater than or equal to its Coupon Trigger on a Coupon Observation Date, you will receive the Contingent Coupon of at least $37.50 per $1,000 (to be determined on the Pricing Date) in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on a Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Contingent Coupon Rate:	At least 3.75% semi-annual period (equivalent to at least 7.50% per annum) (to be determined on the Pricing Date)
Initial Price:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Coupon Trigger and Barrier Price:	With respect to each Underlying, 60.00% of its Initial Price.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a payment on the Maturity Date, calculated as follows:

■  If the Reference Return of each Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon.

■  If the Reference Return of any Underlying is less than -40.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.

If the Notes are not called prior to maturity and the Final Price of the Least Performing Underlying is less than its Barrier Price, you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Physical Delivery Amount:	A number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Price of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Price of the Least Performing Underlying. The Physical Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes―Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
CUSIP/ISIN:	40435M458 / US40435M4583
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

FWP-5

GENERAL

This free writing prospectus relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any of the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Initial Price on any Call Observation Date beginning on April 30, 2019 the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a semi-annual Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Coupon Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate will be 7.50% per annum (or approximately $37.50 per $1,000 in Principal Amount per semi-annual period, if payable) (to be determined on the Pricing Date).

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of each Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of any Underlying is less than -40.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.

If the Notes are not called prior to maturity and the Final Price of the Least Performing Underlying is less than its Barrier Price, you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

FWP-6

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each Underlying will be at or above its Coupon Trigger on most or all of the Coupon Observation Dates, and the Final Price of the Least Performing Underlying will be at or above its Barrier Price.

▶	You seek a semi-annual Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 7.50% per annum (to be determined on the Pricing Date) if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation the Underlyings.

▶	You are willing to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Barrier Price.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if the Reference Return of each Underlying is less than -40.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes that will be automatically called on any Call Observation Date beginning on April 30, 2019 on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and dividends or other distributions paid on the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of one Underlying will be below its Coupon Trigger on most or all the Coupon Observation Dates, including the Final Valuation Date, and the Final Price of the Least Performing Underlying will be below its Barrier Price.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to receive shares of the Least Performing Underlying as payment on the Notes if the Final Price of the Least Performing Underlying is below its Barrier Price.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if the Reference Return of the Least Performing Underlying is less than -40.00%

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date beginning on April 30, 2019 on which the Official Closing Price of each Underlying is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-7

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Underlyings. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and the Final Price of the Least Performing Underlying is less than its Barrier Price. In this case will pay you in shares of the Least Performing Underlying, and the Physical delivery Amount you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than -40.00%. You may lose up to 100% of your investment at maturity. . Even with any Contingent Coupons, your return on the Notes will be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of each Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Price of each Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the price of the Underlyings.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Price of the Least Performing Underlying is equal to or greater than its Barrier Price, regardless of any appreciation in the prices of the Underlyings, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

You are exposed to the market risk of all of the Underlyings, with respect to both the Contingent Coupons, if any, and the payment at maturity, if any.

Your return on the Notes is not linked to a basket consisting of the 3 equity securities. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the Underlyings. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlyings. To receive any contingent coupons, each Underlying must close at or above their respective Coupon Triggers on the applicable Coupon Observation Date. In addition, if any Underlying has decreased to below its respective Barrier Price as of the Final Valuation Date, you will be fully exposed to the decrease in the Least Performing Underlying on a 1 to 1 basis, even if the other Underlyings have appreciated. Under this scenario, the payment at maturity will be less than 60.00% of the Principal Amount and could be zero. Accordingly, your investment is subject to the market risk of each of the Underlyings.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With 3 Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Coupon Observation Date (including the Final Valuation Date) and below its respective Barrier Price on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant

FWP-8

loss on your investment. In addition, because each Underlying must close above its initial price on a semi-annual Coupon Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Least Performing Underlying after the Final Valuation Date.

If the Final Price of the Least Performing Underlying is less than its Barrier Price, we will deliver to you at maturity the Physical Delivery Amount in shares of the Least Performing Underlying. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Least Performing Underlying or that there will be liquidity in that trading market.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

FWP-9

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the prices of the Underlyings at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of any Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then decreases on that Coupon Observation Date to a price that is less than its Coupon Trigger, the Contingent Coupon will not be payable for that Coupon Observation Date. Similarly, if the Notes are not called, even if the price of the Least Performing Underlying is greater than or equal to its Barrier Price during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than its Barrier Price, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Underlying prior to such decrease. Although the actual prices of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective prices on the Coupon Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Coupon Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-10

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Official Closing Price of any of the Underlyings on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any of the Underlyings or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Hypothetical Initial Price	$100.00*
▶	Hypothetical Barrier Price:	$60.00, 60.00% of the Initial Price
▶	Hypothetical Coupon Trigger:	$60.00, 60.00% of the Initial Price
▶	Hypothetical Contingent Coupon Rate:	7.50% per annum (3.75% for each semi-annual period in which it is payable). The actual Contingent Coupon Rate will be at least 7.50% per annum and will be determined on the Pricing Date. If the Official Closing Price of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $225.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Price of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Price of any Underlying. The actual Initial Price of each Underlying will be set forth in the final pricing supplement to which this free writing prospectus relates.

FWP-11

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Initial Price of each Underlying	$100.00	$100.00	$100.00
Barrier Price of each Underlying	$60.00	$60.00	$60.00
Coupon Trigger of each Underlying	$60.00	$60.00	$60.00
Official Closing Price / Percentage Change of the Least Performing Underlying on the:
First Coupon Observation Date	$75.00/-25.00%	$70.00/-30.00%	$55.00/-45.00%
Second Coupon Observation Date	$90.00/-10.00%	$75.00/-25.00%	$55.00/-45.00%
Third Coupon Observation Date	$105.00/5.00%	$69.00/-31.00%	$50.00/-50.00%
Fourth Coupon Observation Date	N/A	$55.00/-45.00%	$55.00/-45.00%
Fifth Coupon Observation Date	N/A	$69.00/-31.00%	$50.00/-50.00%
Final Valuation Date	N/A	$70.00/-30.00%	$50.00/-50.00%
Contingent Coupon Payment Amounts Prior to Maturity or Automatic Call	2 x $37.50 = $75.00	4 x $37.50 = $150.00	0 x $37.50 = $0.00
Payment if Notes are Called	$1,037.50	N/A	N/A
Payment at Maturity	N/A	$1,037.50	$1,000 + $1,000 x -50.00% = $500.00**
Return of the Notes	11.25%	18.750%	-50.00%

** If the Final Price of the Least Performing Underlying is less than its Barrier Price, we will pay you 10 shares of the Least Performing Underlying. The value of the 10 shares is based on the Final Price of the Least Performing Underlying.

FWP-12

Example 1—The Official Closing Price of each Underlying on the third Coupon Observation Date is greater than or equal to its Initial Price and each Underlying closed at or above its Coupon Trigger (but below its Initial Price) on the two prior Coupon Observation Dates.

Underlying	Initial Price	Final Price
PG	$100.00	$130.00 (130.00% of Initial Price)
WMT	$100.00	$120.00 (120.00% of Initial Price)
XOM	$100.00	$105.00 (105.00% of Initial Price)

Payment Upon a Call:	$1,037.50

Because the Official Closing Price of each Underlying on the third Coupon Observation Date is at or above its Initial Price, the Notes will be called and you will receive $1,037.50 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $75.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,112.50 per Note, resulting in a 11.25% return on the Notes. No extra payment will be made on account of each Underlyings closing above their respective Initial Prices.

Example 2— The Notes are not called, the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price, and each Underlying closed at or above its Coupon Trigger (but below its Initial Price) on four of the Coupon Observation Dates prior to the Final Valuation Date.

Underlying	Initial Price	Final Price
PG	$100.00	$90.00 (90.00% of Initial Price)
WMT	$100.00	$70.00 (70.00% of Initial Price)
XOM	$100.00	$90.00 (90.00% of Initial Price)

WMT is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-30.00%
Payment at Maturity:	$1,037.50

Because the Final Price of the Least Performing Underlying is greater than or equal to its Barrier Price, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Final Settlement Value = $1,000 + $37.50 = $1,037.50

When added to the Contingent Coupon payments of $150.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,187.50 per Note, resulting in a 18.750% return on the Notes.

FWP-13

Example 3—The Notes are not called, the Final Price of the Least Performing Underlying is less than its Barrier Price, and the Underlyings did not all close at or above their respective Coupon Triggers on any Coupon Observation Date.

Underlying	Initial Price	Final Price
PG	$100.00	$50.00 (50.00% of Initial Price)
WMT	$100.00	$55.00 (55.00% of Initial Price)
XOM	$100.00	$90.00 (90.00% of Initial Price)

PG is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-50.00%
Payment at Maturity:	$500.00

Because the Final Price of the Least Performing Underlying is less than its Barrier Price, you will receive $500.00 per $1,000 in Principal Amount, calculated as follows:

Final Price – Initial Price
Initial Price

= ($50.00– $100.00) / $100.00 = -50.00%

Final Settlement Value = Principal Amount/Initial Price of the Least Performing Underlying.

= $1,000/$100.00 = 10 shares of the Least Performing Underlying

The value of these shares based on the Final Price of the Least Performing Underlying is $500.00. Because there was no Contingent Coupon payable in respect of the prior Coupon Observation Dates, we will pay you a total of $500.00, resulting in a -50.00% return on the Notes. Because the Reference Return is less than -40.00%, you would receive the Physical Delivery Amount, or 10 shares of the Least Performing Underlying per $1,000 Principal Amount. As of the Valuation Date, these shares would have a value of $500.00 (10 shares multiplied by the Final Price of $50.00). Under these circumstances, the value of the Physical Delivery Amount would represent a loss of -50.00% of your principal amount.

If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Barrier Price, you will be exposed to any decrease in the price of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

FWP-14

INFORMATION RELATING TO THE UNDERLYINGS

Description of The Procter & Gamble Company

The Procter & Gamble Company manufactures and markets consumer products in countries throughout the world. The company provides products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments. The company's products are sold primarily through mass merchandisers, grocery stores, membership club stores, drug stores, and neighborhood stores. Information filed by the Underlying with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00434 or its CIK Code: 0000080424.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of this Underlying for each quarter in the period from January 2, 2008 through April 25, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.				The graph below illustrates the daily performance of this Underlying from January 2, 2008 through April 25, 2018 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.
Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	73.81	63.30	70.07
June 30, 2008	60.81	60.44	60.81
September 30, 2008	69.69	60.06	69.69
December 31, 2008	61.82	55.00	61.82
March 31, 2009	47.09	43.93	47.09
June 30, 2009	51.10	46.30	51.10
September 30, 2009	57.92	50.52	57.92
December 31, 2009	60.63	56.02	60.63
March 31, 2010	63.27	59.01	63.27
June 30, 2010	59.98	56.00	59.98
September 30, 2010	59.97	58.92	59.97
December 31, 2010	64.33	59.68	64.33
March 31, 2011	61.60	59.70	61.60
June 30, 2011	63.57	61.47	63.57
September 30, 2011	63.18	57.56	63.18
December 31, 2011	66.71	61.00	66.71
March 31, 2012	67.21	62.56	67.21
June 30, 2012	61.25	59.08	61.25
September 30, 2012	69.36	60.78	69.36
December 31, 2012	67.89	65.84	67.89
March 30, 2013	77.06	68.35	77.06
June 30, 2013	76.99	75.10	76.99
September 30, 2013	75.59	73.61	75.59
December 31, 2013	81.41	75.20	81.41
March 31, 2014	80.60	75.26	80.60
June 30, 2014	78.59	78.43	78.59
September 30, 2014	83.74	77.29	83.74
December 31, 2014	91.09	81.57	91.09
March 31, 2015	81.94	80.82	81.94
June 30, 2015	78.24	77.10	78.24
September 30, 2015	71.94	65.02	71.94
December 31, 2015	79.41	71.30	79.41
March 31, 2016	82.31	74.46	82.31
June 30, 2016	84.67	79.10	84.67
September 30, 2016	89.75	84.32	89.75
December 31, 2016	84.08	81.18	84.08
March 31, 2017	89.85	83.24	89.85
June 30, 2017	87.15	85.52	87.15
September 30, 2017	90.98	86.31	90.98
December 31, 2017	91.88	85.43	91.88
March 30, 2018	79.28	75.81	79.28
April 25, 2018.*	72.30	71.95	72.30

* This document includes, for the second calendar quarter of 2018, data for the period from April 1, 2018 through April 25, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

FWP-15

Description of Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company's discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company's markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. Information filed by WMT with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06991 or its CIK Code: 0000104169.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of this Underlying for each quarter in the period from January 2, 2008 through April 25, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.				The graph below illustrates the daily performance of this Underlying from January 2, 2008 through April 25, 2018 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.
Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	54.15	45.24	52.68
June 30, 2008	59.95	52.81	56.20
September 30, 2008	63.40	55.34	59.89
December 31, 2008	60.29	47.40	56.06
March 31, 2009	57.51	46.25	52.10
June 30, 2009	54.57	47.64	48.44
September 30, 2009	52.56	47.35	49.09
December 31, 2009	55.09	48.73	53.45
March 31, 2010	56.27	52.52	55.60
June 30, 2010	55.90	48.01	48.07
September 30, 2010	54.39	47.77	53.52
December 31, 2010	55.72	52.93	53.93
March 31, 2011	57.89	50.97	52.05
June 30, 2011	56.47	51.92	53.14
September 30, 2011	54.81	48.31	51.90
December 31, 2011	60.00	51.64	59.76
March 31, 2012	62.63	58.21	61.20
June 30, 2012	69.72	57.18	69.72
September 30, 2012	75.24	69.15	73.80
December 31, 2012	77.50	67.37	68.23
March 30, 2013	75.11	67.72	74.83
June 30, 2013	79.96	72.90	74.49
September 30, 2013	79.00	72.20	73.96
December 31, 2013	81.37	71.51	78.69
March 31, 2014	79.47	72.31	76.43
June 30, 2014	79.98	74.68	75.07
September 30, 2014	77.73	72.78	76.47
December 31, 2014	88.09	72.62	85.88
March 31, 2015	90.95	80.54	82.25
June 30, 2015	82.09	70.78	70.93
September 30, 2015	74.14	61.50	64.84
December 31, 2015	67.95	56.30	61.30
March 31, 2016	69.19	60.21	68.49
June 30, 2016	73.19	62.72	73.02
September 30, 2016	75.01	70.30	72.12
December 31, 2016	72.57	67.08	69.12
March 31, 2017	72.80	65.29	72.08
June 30, 2017	80.47	71.38	75.68
September 30, 2017	81.98	73.13	78.14
December 31, 2017	100.10	77.50	98.75
March 30, 2018	109.98	85.29	88.97
April 25, 2018.*	88.56	84.84	87.17

* This document includes, for the second calendar quarter of 2018, data for the period from April 1, 2018 through April 25, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

FWP-16

Description of Exxon Mobil Corporation

Exxon Mobil Corporation operates petroleum and petrochemicals businesses on a worldwide basis. The company's operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. The company also manufactures and markets fuels, lubricants, and chemicals. Information filed by XOM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256 or its CIK Code: 0000034088.

Historical Performance

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices, on the relevant exchange, of this Underlying for each quarter in the period from January 2, 2008 through April 25, 2018. We obtained the data in this table from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny.				The graph below illustrates the daily performance of this Underlying from January 2, 2008 through April 25, 2018 based on information from the Bloomberg Professional® service. Historical prices and past performance of this Underlying is not indicative of its future performance.
Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	94.74	77.56	84.58
June 30, 2008	96.12	84.26	56.20
September 30, 2008	89.61	71.71	59.89
December 31, 2008	83.63	56.51	56.06
March 31, 2009	82.72	61.86	52.10
June 30, 2009	74.83	64.53	48.44
September 30, 2009	72.79	64.46	49.09
December 31, 2009	76.54	66.12	53.45
March 31, 2010	70.52	63.56	55.60
June 30, 2010	70.00	56.92	48.07
September 30, 2010	62.99	55.95	53.52
December 31, 2010	73.68	61.80	53.93
March 31, 2011	88.23	73.64	52.05
June 30, 2011	88.03	76.72	53.14
September 30, 2011	85.41	67.03	51.90
December 31, 2011	85.62	69.21	59.76
March 31, 2012	87.94	83.19	61.20
June 30, 2012	87.66	77.13	69.72
September 30, 2012	92.57	82.84	73.80
December 31, 2012	93.60	84.70	68.23
March 30, 2013	91.93	87.24	74.83
June 30, 2013	93.50	85.03	74.49
September 30, 2013	95.49	85.61	73.96
December 31, 2013	101.74	84.79	78.69
March 31, 2014	101.21	89.25	76.43
June 30, 2014	104.61	96.24	75.07
September 30, 2014	104.75	93.62	76.47
December 31, 2014	97.16	86.20	85.88
March 31, 2015	93.45	82.69	82.25
June 30, 2015	90.08	82.80	70.93
September 30, 2015	83.53	66.55	64.84
December 31, 2015	87.43	73.03	61.30
March 31, 2016	85.09	71.55	68.49
June 30, 2016	93.82	81.99	73.02
September 30, 2016	95.52	82.29	72.12
December 31, 2016	93.21	82.76	69.12
March 31, 2017	91.16	80.31	72.08
June 30, 2017	83.68	79.27	75.68
September 30, 2017	82.48	76.05	78.14
December 31, 2017	84.36	80.01	98.75
March 30, 2018	89.30	72.68	88.97
April 25, 2018.*	79.93	72.16	87.17

* This document includes, for the second calendar quarter of 2018, data for the period from April 1, 2018 through April 25, 2018. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

FWP-17

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Price will be made on such date, irrespective of the existence of a market disruption event with respect to any Underlying occurring on such a date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.75% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

FWP-18

We will not attempt to ascertain whether any Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings, and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. If upon maturity of the Notes, you receive shares of the Least Performing Underlying (the “Underlying Shares”) and cash in lieu of any fractional Underlying Share, you should generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Underlying Share and the pro rata portion of your tax basis in the Notes that is allocable to such fractional Underlying Share, based on the amount of cash received and the fair market value of the Underlying Shares received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Underlying Shares received. You should generally have a basis in the Underlying Shares equal to your tax basis in the Notes, other than any amount allocated to a fractional Underlying Share. The holding period for such Underlying Shares should start on the day after receipt. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-19

TABLE OF CONTENTS
Free Writing Prospectus
General	FWP-6

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Contingent
Income Barrier Notes Linked to the
Least Performing of The Procter &
Gamble Company, Wal-Mart Stores, Inc.,
and Exxon Mobil Corporation

April 26, 2018

Free Writing Prospectus

Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-12
Information Relating to the Underlyings	FWP-15
Events of Default and Acceleration	FWP-19
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-19
U.S. Federal Income Tax Considerations	FWP-19

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58